Exhibit 99.(a).(1).(U)

[NAME]

[ADDRESS]

Subject:                                                             Offer to Exchange Certain Outstanding Stock Options for New Stock Options (the “Exchange Program”)

IMPORTANT:

The enclosed documents are for your use ONLY IN THE EVENT you experience technical difficulties accessing or using the Exchange Program website accessible on our myXETA intranet site at www.myxeta.com.

Enclosed you will find the following documents:

1.               A Paper Election Form personalized with your Eligible Options information;

2.               A Notice of Withdrawal; and

3.               Paper Election/Withdrawal Instructions.

Although we do not anticipate any problems with the Exchange Program website available for making elections in the Exchange Program, we have added a “manual” paper election and withdrawal process in the event you experience technical difficulties using the website or are otherwise unable to access the Exchange Program election process online.

Because the online election method is the most efficient method for electing to participate, changing your election, withdrawing your election, and receiving prompt confirmations of each election decision you make in the Exchange Program, we urge you to use the online election method if at all possible.  If you need assistance in this regard, please call Kim Hodge at 918.588.4264.  We ask that you only resort to the paper election/withdrawal process in the event you are unable to access the intranet site or you experience technical difficulties for which you are unable to receive assistance.

Also, please be aware that if you submit a paper Notice of Withdrawal, you will only be able to make a new election thereafter using the paper election method.

This manual election process (along with other changes described in last week’s email to you) is described in the Company’s Offer to Exchange document as amended October 1, 2009.  You may access the amended Offer to Exchange document by going to the Welcome Page of the Exchange Program website at www.myxeta.com and clicking on “Offer to Exchange . . . as amended October 1, 2009” in the list of documents.  We will also provide you with a hard copy of this document at your request.  Requests may be directed to Kim Hodge at kim.hodge@xeta.com or to question.optionexchange@xeta.com.

Sincerely,

Greg Forrest